Exhibit 4.3

AMENDED AND RESTATED
TRUE RELIGION APPAREL, INC.
2009 EQUITY INCENTIVE PLAN

1                                         Purpose; Eligibility.

1.1          General Purpose.  The name of the Plan is the True Religion Apparel, Inc. 2009 Equity Incentive Plan.  The purpose of the Plan is to enable the Company and any Affiliate to obtain and retain the services of the types of Employees, Consultants and Directors who will contribute to the Company’s long range success and to provide incentives that are linked directly to increases in share value which will inure to the benefit of all stockholders of the Company.

1.2          Eligible Award Recipients.  The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates.

1.3          Available Awards.  The Plan provides a means by which eligible recipients of Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of one or more of the following Awards:  (a) Incentive Stock Options, (b) Non-statutory Stock Options, (c) Restricted Awards (Restricted Stock and Restricted Stock Units), (d) Performance Awards and (e) Stock Appreciation Rights.

2                                         Definitions.

2.1          “Administrator” means the Board or the Committee appointed by the Board in accordance with Section 3.5.

2.2          “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Code Sections 424(e) and (f), respectively.

2.3          “Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-statutory Stock Option, a Restricted Award (Restricted Stock and Restricted Stock Units), a Performance Award, and a Stock Appreciation Right.

2.4          “Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award grant.  Each Award Agreement will be subject to the terms and conditions of the Plan and need not be identical.

2.5          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time, the satisfaction of performance goals, or both.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

2.6          “Board” means the Board of Directors of the Company.

2.7          “Cashless Exercise” has the meaning set forth in Section 6.3.

2.8          “Change in Control” means (a) with respect to any Participant who is a party to an employment or service agreement with the Company or any Affiliate and such agreement provides for a definition of change in control, solely for purposes of Award vesting or exercisability or lapsing of restrictions on Awards, as defined therein; and (b) with respect such Participants for all other purposes and to all other Participants for all purposes, “Change in Control” means:

(i)            The direct or indirect sale, transfer, or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person;

(ii)           The Incumbent Directors cease for any reason to constitute a majority of the Board;

(iii)          The adoption of a plan relating to the liquidation or dissolution of the Company; or

(iv)          The consummation of any transaction (including, without limitation, any merger, consolidation or exchange) the result of which is that any Person becomes the Beneficial Owner of more than 50% of the voting power of the Company.

The foregoing notwithstanding, a transaction will not constitute a Change in Control if (i) its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction; (ii) it constitutes an initial public offering or a secondary public offering that results in any security of the Company being listed (or approved for listing) on any securities exchange or designated (or approved for designation) as a security on an interdealer quotation system; or (iii) solely because 50% or more of the total voting power of the Company’s then outstanding securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit Plans of the Company or any Affiliate, or (B) any company that, immediately before such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately before such acquisition.

2.9          “Code” means the Internal Revenue Code of 1986, as amended.

2.10        “Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.5.

2.11        “Common Stock” means the common stock of the Company.

2.12        “Company” means True Religion Apparel, Inc., a Delaware corporation.

2.13        “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or an Affiliate pursuant to a written agreement, so long as such services are not in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14        “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated.  The Participant’s Continuous Service will not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service.  For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service.  The Administrator or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence.

2.15        “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Code Section 162(m)(3) and the regulations and interpretive guidance promulgated thereunder.

2.16        “Date of Grant” means, if the key terms and conditions of the Award are communicated to the Participant within a reasonable period following the Administrator’s action, the date on which the Administrator adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award and from which the Participant begins to benefit from or be adversely affected by subsequent changes in the Fair Market Value of the Common Stock or, if a subsequent date is set forth in such resolution or determined by the Administrator as the Date of Grant, then such date as is set forth in such resolution.  In any situation where the terms of the Award are subject to negotiation with the Participant, the Date of Grant will not be earlier than the date the key terms and conditions of the Award are communicated to the Participant.

2.17        “Detrimental Activity” means: (a) violation of the terms of any agreement with the Company concerning non-disclosure, confidentiality, intellectual property, privacy or exclusivity; (b) disclosure of the Company’s confidential information to anyone outside the Company, without prior written authorization from the Company, or in conflict with the interests of the Company, whether the confidential information was acquired or disclosed by the Participant during or after employment by the Company; (c) failure or refusal to disclose promptly or assign to the Company all right, title and interest in any invention, work product or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the interests of the Company or, the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries; (d) activity that is discovered to be grounds for or results in termination of the Participant’s employment for Misconduct; (e) any breach of a restrictive covenant contained in any employment agreement, Award Agreement or other agreement between the Participant and the Company, during any period for which a restrictive covenant prohibiting Detrimental Activity, or other similar conduct or act, is applicable to the Participant during or after employment by the Company; (f) any attempt directly or indirectly to induce any Employee of the Company to be employed or perform services or acts in conflict with the interests of the Company; (g) any attempt, in conflict with the interests of the Company, directly or indirectly, to solicit the trade or business of any current or prospective customer, client, supplier or partner of the Company; (h) the conviction of, or guilty plea entered by, the Participant for any felony or a crime involving moral turpitude whether or not connected with the Company; or (i) the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company.

2.18        “Director” means a member of the Board.

2.19        “Disability” means the Participant’s inability to perform substantially his or her duties to the Company or any Affiliate by reason of a medically determinable physical or mental impairment that is expected to last for a period of six months or longer or to result in death; provided, however, that for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.9 hereof, the term Disability has the meaning ascribed to it under Code Section 22(e)(3).  The Administrator shall determine whether an individual has a Disability under procedures established by the Administrator.  Except in situations where the Administrator is determining Disability within the meaning of Code Section 22(e)(3) for purposes of the term of an Incentive Stock Option pursuant to Section 6.9 hereof, the Administrator may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

2.20        “Effective Date” has the meaning set forth in Section 15 of the Plan.

2.21        “Employee” means any person employed by the Company or an Affiliate.  Mere service as a Director or payment of a director’s fee by the Company or an Affiliate is not sufficient to constitute “employment” by the Company or an Affiliate.

2.22        “Established Securities Market” means a national securities exchange that is registered under Section 6 of the Exchange Act; a foreign national securities exchange that is officially recognized, sanctioned, or supervised by governmental authority; and any over-the-counter market that is reflected by the existence of an interdealer quotation system.

2.23        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.24        “Exercise Price” has the meaning set forth in Section 6.2 of the Plan.

2.25        “Fair Market Value” means, as of any date, the value of the Common Stock determined using a method consistent with the definition of fair market value found in Section 1.409A-1(b)(5)(iv) of the Treasury Regulations, and will be determined using a method that is a presumptively reasonable valuation method thereunder as determined below.

(a)           On any date on which shares of the Company’s Common Stock are readily tradable on an Established Securities Market, if the Common Stock is admitted to trading on an exchange or market for which closing prices are reported on any date, Fair Market Value may be determined based on the last sale before or the first sale after the Date of Grant of an Award; the closing price on the trading day before the Date of Grant of an Award or on the Date of Grant; or may be based on an average selling price during a specified period that is within 30 days before or 30 days after the Date of Grant of the Award, provided that the commitment to grant an Award based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(b)           If the Common Stock is readily tradable on an Established Securities Market but closing prices are not reported, Fair Market Value may be determined based upon the average of the highest bid and lowest asked prices of the Common Stock reported on the trading day before the Date of Grant of an Award or on the Date of Grant; or may be based upon an average of the highest bid and lowest asked prices during a specified period that is within 30 days before or 30 days after the Date of Grant of the Award, provided that the commitment to grant an Award based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(c)           If the Common Stock is not readily tradable on an Established Securities Market, the Administrator shall determine the Fair Market Value through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including, at the election of the Administrator, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations promulgated thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, an Option’s Date of Grant) and such determination will be conclusive and binding on all persons.

2.26        “Free Standing SAR” has the meaning set forth in Section 7.3(a).

2.27        “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

2.28        “Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) will be an Incumbent Director.  No individual initially elected or nominated as a Director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be an Incumbent Director.

2.29        “Insider” means an individual subject to Section 16 of the Exchange Act and includes an Officer, a Director, or any other person who is directly or indirectly the Beneficial

Owner of more than 10% of any class of any equity security of the Company (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act.

2.30        “Market Stand-Off” has the meaning set forth in Section 14.

2.31        “Misconduct” means, (a) with respect to any Participant who is a party to an employment or service agreement or employment policy manual with the Company or any Affiliate and such agreement or policy manual provides for a definition of misconduct, cause, or other similar conduct or act, as defined therein; and (b) with respect to all other Participants, (i) the commission of any act of fraud, embezzlement, breach of fiduciary duty, or dishonesty; (ii) any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any Affiliate); or (iii) any other intentional improper conduct adversely affecting the business or affairs of the Company (or any Affiliate) in a material manner.  The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Misconduct.

2.32        “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

2.33        “Non-statutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

2.34        “Officer” means (a) before the first date upon which any security of the Company is registered under Section 12 of the Exchange Act, any person designated by the Company as an officer; and (b) on and after the first date upon which any security of the Company is registered under Section 12 of the Exchange Act, a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.35        “Option” means an Incentive Stock Option or a Non-statutory Stock Option granted pursuant to the Plan.

2.36        “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant.  Each Option Agreement will be subject to the terms and conditions of the Plan and need not be identical.

2.37        “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

2.38        “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3).

2.39        “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

2.40        “Performance Award” means an Award granted pursuant to Section 7.2.

2.41        “Permitted Transferee” means (a) any spouse, parents, siblings (by blood, marriage or adoption) or lineal descendants (by blood, marriage or adoption) of a Participant; (b) any trust or other similar entity for the benefit of a Participant or the Participant’s spouse, parents, siblings or lineal descendants; provided, however, that any transfer made by a Participant to a Permitted Transferee may only be made if the Permitted Transferee, prior to the time of transfer of stock, agrees in writing to be bound by the terms of the Plan and provides written notice to the Company of such transfer.

2.42        “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, labor organization, unincorporated organization, governmental entity or political subdivision thereof, or any other entity, and includes a syndicate or group as such terms are used in Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.43        “Plan” means this True Religion Apparel, Inc. 2009 Equity Incentive Plan.

2.44        “Prior Plan” means the Company’s 2005 Stock Incentive Plan.

2.45        “Prohibited Personal Loan” means any direct or indirect extension of credit or arrangement of an extension of credit to a Director or executive officer (or equivalent thereof) by the Company or an Affiliate that is prohibited by Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act).

2.46        “Restricted Award” means any Award granted pursuant to Section 7.1, including Restricted Stock and Restricted Stock Units.

2.47        “Restricted Period” has the meaning set forth in Section 7.1.

2.48        “Restricted Stock” has the meaning set forth in Section 7.1.

2.49        “Restricted Stock Unit” means a hypothetical Common Stock unit having a value equal to the Fair Market Value of an identical number of shares of Common Stock as determined in Section 7.1.

2.50        “Right of Repurchase” means the Company’s option to repurchase unvested Common Stock acquired under the Plan upon the Participant’s termination of Continuous Service pursuant to Section 10.5.

2.51        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

2.52        “Rule 701” means Rule 701 promulgated under the Securities Act.

2.53        “Securities Act” means the Securities Act of 1933, as amended.

2.54        “Stock Appreciation Right” or “SAR” means the right pursuant to an Award granted under Section 7.3 to receive an amount equal to the excess, if any, of (A) the Fair Market

Value, as of the date such Stock Appreciation Right or portion thereof is surrendered, of the shares of Common Stock covered by such right or such portion thereof, over (B) the aggregate Strike Price of such right or such portion thereof.

2.55        “Stock for Stock Exchange” has the meaning set forth in Section 6.3.

2.56        “Strike Price” means the threshold value per share of Common Stock, the excess over which will be payable upon exercise of a Stock Appreciation Right, as determined by the Administrator pursuant to Section 7.3(d) and set forth in the Award Agreement for a Stock Appreciation Right.

2.57        “Surviving Entity” means the Company if immediately following any merger, consolidation or similar transaction, the holders of outstanding voting securities of the Company immediately prior to the merger or consolidation own equity securities possessing more than 50% of the voting power of the entity existing following the merger, consolidation or similar transaction.  In all other cases, the other entity to the transaction and not the Company will be the Surviving Entity.  In making the determination of ownership by the stockholders of an entity immediately after the merger, consolidation or similar transaction, equity securities that the stockholders owned immediately before the merger, consolidation or similar transaction as stockholders of another party to the transaction will be disregarded.  Further, outstanding voting securities of an entity will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time whether or not contingent on the satisfaction of performance goals) into shares entitled to vote.

2.58        “Tandem SAR” has the meaning set forth in Section 7.3(a).

2.59        “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3                                         Administration.

3.1          Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.5.

3.2          Powers of Administrator.  The Administrator will have the power and authority to select and grant to Participants, Awards pursuant to the terms of the Plan.

3.3          Specific Powers.  In particular, the Administrator will have the authority (a) to construe and interpret the Plan and apply its provisions; (b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan; (c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (d) to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve Covered Employees or Insiders, provided such delegation is pursuant to a resolution that specifies the total number of shares of Common Stock that may be subject to Awards by such Officer and such Officer may not make an Award to himself or herself; (e) to determine when Awards are to be granted under the Plan; (f) from time to time to select, subject to the limitations set forth in the Plan, those Participants to whom Awards will be granted; (g) to determine the number of shares of Common Stock to be made subject to each Award; (h) to determine whether each Option is to be an Incentive Stock Option or a Non-statutory Stock Option; (i) to prescribe the terms and conditions of each Award, including, without limitation, the Strike Price or Exercise Price and medium of payment, vesting provisions and Right of Repurchase provisions, and to specify the provisions of the Award Agreement relating to such grant or sale; (j) subject to the restrictions applicable under Section 12.5, to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, the purchase price, Exercise Price or Strike Price, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award, such amendment will also be subject to the Participant’s consent (for the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Common Stock subject to an Option and the Exercise Price, will not constitute an impairment of the Participant’s rights that requires consent); (k) to determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of their Continuous Service for purposes of the Plan, which periods will be no shorter than the periods generally applicable to Employees under the Company’s employment policies or as required under applicable law; (l) to make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers capital adjustments; and (m) to exercise discretion to make any and all other determinations that it may determine to be necessary or advisable for administration of the Plan.

3.4          Decisions Final.  All decisions made by the Administrator pursuant to the provisions of the Plan will be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.5          The Committee.

(a)           General.  The Board may delegate administration of the Plan to a Committee or Committees of one or more members of the Board, and the term “Committee” will apply to any person or persons to whom such authority has been delegated.  If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board or the Administrator will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board.  The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.  The members of the Committee will be appointed by and serve at the pleasure of the Board.  From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee.  The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and shall keep minutes of all of its meetings.  Subject to the limitations prescribed by the Plan and the Board, the Committee shall establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

(b)           Committee Composition when Common Stock is Registered.  At such time as the Common Stock is required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, a Committee may consist solely of two or more Non-Employee Directors who are also Outside Directors.  The Board will have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3, Code Section 162(m), or both.  If, however, the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any Insider, the Committee shall at all times consists solely of two or more Non-Employee Directors who are also Outside Directors.  Within the scope of such authority, the Board or the Committee may (i) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (A) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (B) not persons with respect to whom the Company wishes to comply with Code Section 162(m) or (ii) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then Insiders.  Nothing herein is intended to create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

3.6          Indemnification.  In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, the Company shall indemnify the Administrator against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it is adjudged in such action, suit or proceeding that such Administrator did not act in good faith and in a manner that such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was lawful; provided, however, that within 60 days after institution of any such action, suit or proceeding, such Administrator or Committee member shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4                                         Shares Subject to the Plan.

4.1          Share Reserve.  Subject to the provisions of Section 11.1 relating to adjustments upon changes in Common Stock, the shares that may be issued pursuant to Awards will consist of the Company’s authorized but unissued Common Stock, and the maximum aggregate amount of such Common Stock that may be issued upon exercise of all Awards under the Plan will not exceed 2,963,000 shares of Common Stock, all of which may be used for Incentive Stock Options or any other Awards.  Such limitation consists of the sum of (a) 613,716 shares of Common Stock available for issuance under the Prior Plan as of the date of the stockholders’ approval of the Plan; (b) up to 1,349,284 shares of Common Stock that are issuable upon exercise of awards pursuant to the Prior Plan or that were otherwise awarded under the Prior Plan, that on or after the date of the stockholders’ approval of the Plan are forfeited, cancelled, expired, unexercised, or settled in cash; and (c) an additional 1,000,000 shares of Common Stock to be approved by the Company’s stockholders.  Upon the date of the stockholders’ approval of the Plan, no awards may be granted under the Prior Plan.

4.2          Reversion of Shares to the Share Reserve.  If any Award for any reason expires or otherwise terminates, in whole or in part, the shares of Common Stock not acquired under such Award will revert to and again become available for issuance under the Plan.  If the Company reacquires shares of Common Stock issued under the Plan pursuant to the terms of any forfeiture provision, including the Right of Repurchase of unvested Common Stock under Section 10.5, such shares will again be available for purposes of the Plan.  Each share of Common Stock subject to any Award granted hereunder will be counted against the share reserve set forth in Section 4.1 on the basis of one share for every share subject thereto.  Notwithstanding anything herein to the contrary, shares of Common Stock used to pay the required Exercise Price or tax obligations, or shares not issued in connection with settlement of an Option or SAR or that are used or withheld to satisfy tax obligations of the Participant will not be available again for other Awards under the Plan.  Awards or portions thereof that are settled in cash and not in shares of Common Stock will not be counted against the foregoing maximum share limitations.  On and after the date of the stockholders’ approval of the Plan, any shares of Common Stock that are forfeited or cancelled, expire unexercised, or settled in cash under the Prior Plan will be available, subject to the limitations set forth in this Section 4.2, for issuance under the Plan.

4.3          Source of Shares.  The shares of Common Stock subject to the Plan may be authorized but unissued Common Stock or reacquired Common Stock bought on the market, pursuant to any forfeiture provision or Right of Repurchase, or otherwise.

5                                         Eligibility.

5.1          Eligibility for Specific Awards.  Incentive Stock Options may be granted only to Employees.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

5.2          Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Exercise Price of such Option is at least 110% of the Fair Market Value of the Common Stock at the Date of Grant and the Option is not exercisable after the expiration of five years from the Date of Grant.

5.3          Section 162(m) Limitation.  Subject to the provisions of Section 11.1 relating to adjustments upon changes in the shares of Common Stock, no Employee will be eligible to be granted Awards covering more than 500,000 shares in the aggregate during any calendar year.

5.4          Directors.  Each Director of the Company will be eligible to receive discretionary grants of Awards under the Plan.  If the Board or the Compensation Committee of the Board separately has adopted or in the future adopts a compensation policy covering some or all Directors that provides for a predetermined formula grant that specifies the type of Award, the timing of the Date of Grant and the number of shares to be awarded under the terms of the Plan, such formula grant will be incorporated by reference and will be administered as if such terms were provided under the terms of the Plan without any requirement that the Administrator separately take action to determine the terms of such Awards.

6                                         Option Provisions.

Each Option will be in such form and will contain such terms and conditions as the Administrator deems appropriate.  All Options will be separately designated Incentive Stock Options or Non-statutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option.  Notwithstanding the foregoing, the Company will have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time.  The provisions of separate Options need not be identical, but each Option will include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1          Term.  Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Option will be exercisable after the expiration of 10 years from the Date of Grant.

6.2          Exercise Price.  The exercise price per share of Common Stock for each Option (the “Exercise Price”) will not be less than 100% of the Fair Market Value of such share on the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the Exercise Price will be no less than 110% of the Fair Market Value per share on the Date of Grant.  Notwithstanding the foregoing, an Option granted pursuant to an assumption or substitution for another stock option in a manner satisfying the provisions of Section 424(a) of the Code, as if the Option was a statutory stock option, may be granted with an Exercise Price lower than the Fair Market Value per share on the Date of Grant.

6.3          Consideration.  The Optionholder shall pay the Exercise Price of Common Stock acquired pursuant to an Option, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised, or (b) in the Administrator’s discretion and upon such terms as the Administrator approves:  (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock held by the Participant that have a Fair Market Value on the date of attestation equal to the Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) during any period for which the Common Stock is readily tradable on an Established Securities Market by a copy of instructions to a broker directing such broker to sell the Common Stock for which such Option is exercised, and to remit to the Company the aggregate Exercise Price of such Options (a “Cashless Exercise”); (iii) in any other form of legal consideration that may be acceptable to the Administrator, including without limitation with a full-recourse promissory note; provided, however, if applicable law requires, the Optionholder shall pay the par value (if any) of Common Stock, if newly issued, in cash or cash equivalents.  The interest rate payable under the terms of the promissory note may not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code.  Subject to the foregoing, the Administrator (in its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.  Unless the Administrator determines otherwise, the holder shall pledge to the Company shares of Common Stock having a Fair Market Value at least equal to the principal amount of any such loan as security for payment of the unpaid balance of the loan and such pledge must be evidenced by a pledge agreement, the terms of which the Administrator shall determine, in its discretion; provided, however, that each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.  Unless the Administrator determines otherwise, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other shares of Common Stock acquired, directly or indirectly from the Company, will be paid only by shares of Common Stock that have been held for more than six months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes).  Notwithstanding the foregoing, during any period for which the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act, or has a registration statement pending under the Securities Act, an exercise with a promissory note or other transaction by an Optionholder that involves or may involve a Prohibited Personal Loan is prohibited with respect to any Option under the Plan.  Unless otherwise provided in the terms of an Option Agreement, payment of the Exercise Price by a Participant who is an Officer, Director, or other Insider in the form of a Stock for Stock Exchange is subject to pre-approval by the Administrator, in its sole discretion.  The Administrator shall document any such pre-approval in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction.

6.4          Transferability of an Incentive Stock Option.  An Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Optionholder only by the Optionholder.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, will thereafter be entitled to exercise the Option.

6.5          Transferability of a Non-statutory Stock Option.  A Non-statutory Stock Option may, in the sole discretion of the Administrator, be transferable to a Permitted Transferee upon written approval by the Administrator to the extent provided in the Option Agreement.  A Permitted Transferee includes: (a) a transfer by gift or domestic relations order to a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons (or the Optionholder) have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Administrator in connection with a program established and approved by the Administrator pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of such Non-statutory Stock Option; and (c) such other transferees as may be permitted by the Administrator in its sole discretion.  If the Non-statutory Stock Option does not provide for transferability, then the Non-statutory Stock Option will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Optionholder only by the Optionholder.  Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, will thereafter be entitled to exercise the Option.

6.6          Vesting Generally.  The Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.  The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Administrator may deem appropriate.  The vesting provisions of individual Options may vary.  The Administrator may, but will not be required to, provide that no Option may be exercised for a fraction of a share of Common Stock.  The Administrator may, but will not be required to, provide for an acceleration of vesting and exercisability in the terms of any Option Agreement upon the occurrence of a specified event.  Unless otherwise specified in the terms of any Option Agreement, each Option granted pursuant to the terms of the Plan will become exercisable at a rate of 25% per year over the four-year period commencing on the Date of Grant of the Option.

6.7          Termination of Continuous Service.  Unless otherwise provided in an Option Agreement or in an employment agreement the terms of which have been approved by the Administrator, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability or termination by the Company for Misconduct), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service, or (b) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option will terminate.  Unless otherwise provided in an Option Agreement or in an employment agreement the terms of which have been approved by the Administrator, or as otherwise provided in Sections 6.8, 6.9, and 6.10 of the Plan, outstanding Options that are not exercisable at the time an Optionholder’s Continuous Service terminates for any reason other than for Misconduct (including an Optionholder’s death or Disability) will be forfeited and expire at the close of business on the date of such termination.  If the Optionholder’s Continuous Service terminates for Misconduct, all outstanding Options (whether or not vested) will be forfeited and expire as of the beginning of business on the date of such termination for Misconduct.

6.8          Extension of Termination Date.  An Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason (other than upon the Optionholder’s death or Disability or termination by the Company for Misconduct) would violate any applicable federal, state or local law, the Option will terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1, or (b) the date that is thirty days after the exercise of the Option would no longer violate any applicable federal, state or local law.

6.9          Disability of Optionholder.  Unless otherwise provided in an Option Agreement or in an employment or service agreement the terms of which have been approved by the Administrator, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period ending on the earlier of (a) the date 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Option Agreement.  If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option will terminate.

6.10        Death of Optionholder.  Unless otherwise provided in an Option Agreement or in an employment or service agreement the terms of which have been approved by the Administrator, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Option Agreement.  If, after death, the Option is not exercised within the time specified herein, the Option will terminate.

6.11        Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value of Common Stock on the Date of Grant with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) will be treated as Non-statutory Stock Options.

6.12        Early Exercise.  The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option.  In such case, the shares of Common Stock acquired on exercise will be subject to the vesting schedule that otherwise would apply to determine the exercisability of the Option.  Any unvested shares of Common Stock so purchased may be subject to any other restriction the Administrator determines to be appropriate.

6.13        Transfer, Approved Leave of Absence.  For purposes of Incentive Stock Options, no termination of employment by an Employee will be deemed to result from either (a) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the period of such leave does not exceed three months or, if longer, the Employee’s right to re-employment is guaranteed either by a statute or by contract.

6.14        Disqualifying Dispositions.  Any Participant who makes a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Date of Grant of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option will be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

7                                         Provisions of Awards Other Than Options.

7.1          Restricted Awards.  A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Administrator shall determine.  Each Restricted Award will be in such form and will contain such terms, conditions and Restricted Periods as the Administrator deems appropriate, including the treatment of dividends or dividend equivalents, as the case may be.  The terms and conditions of the Restricted Award may change from time to time, and the terms and conditions of separate Restricted Awards need not be identical, but each Restricted Award will include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(a)           Purchase Price.  The purchase price of Restricted Awards, if any, will be determined by the Administrator, and may be stated as cash, property, or prior or future services.

(b)           Consideration.  The Participant shall pay the consideration for Common Stock acquired pursuant to the Restricted Award either:  (i) in cash at the time of purchase; or (ii) in any other form of legal consideration that may be acceptable to the Administrator in its discretion including, without limitation, a recourse promissory note, property or a Stock for Stock Exchange, or prior or future services that the Administrator determines have a value at least equal to the Fair Market Value of such Common Stock.  Notwithstanding the foregoing, during any period for which the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act, or has a registration statement pending under the Securities Act, payment with a promissory note or other transaction by a Participant that involves or may involve a Prohibited Personal Loan is prohibited with respect to any Restricted Award under the Plan.

(c)           Vesting.  The Restricted Award, and any shares of Common Stock acquired under the Restricted Award, may, but need not, be subject to a Restricted Period that specifies a Right of Repurchase in favor of the Company, or forfeiture where the consideration was in the form of services, in accordance with a vesting schedule to be determined by the Administrator.  The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Restricted Award, at any time, including in the event a Change in Control occurs.  The Administrator in its discretion may grant a Restricted Award that is, in whole or in part, vested upon grant and not subject to a Restricted Period.  Unless otherwise specified in the terms of any Award Agreement, each Restricted Award granted pursuant to the terms of the Plan will become exercisable at a rate of 25% per year over the four-year period commencing on the Date of Grant of the Restricted Award.

(d)           Termination of Participant’s Continuous Service.  Unless otherwise provided in a Restricted Award or in an employment agreement the terms of which have been approved by the Administrator, in the event a Participant’s Continuous Service terminates for any reason, the Company may exercise its Right of Repurchase or otherwise reacquire, or the Participant shall forfeit the unvested portion of a Restricted Award acquired in consideration of services, and any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Award will be forfeited and the Participant will have no rights with respect to the Award.

(e)           Transferability.  Rights to acquire shares of Common Stock under the Restricted Award will be transferable by the Participant only upon such terms and conditions as are set forth in the Award Agreement, as the Administrator shall determine in its discretion, so long as Common Stock awarded under the Restricted Award remains subject to the terms of the Award Agreement.

(f)            Concurrent Tax Payment.  The Administrator, in its sole discretion, may (but will not be required to) provide for payment of a concurrent cash award in an amount equal, in whole or in part, to the estimated after-tax amount required to satisfy applicable federal, state or local tax withholding obligations arising from the receipt and deemed vesting of Restricted Stock for which an election under Code Section 83(b) may be required.

(g)           Lapse of Restrictions.  Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Administrator (including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award), the restrictions applicable to the Restricted Award will lapse and a stock certificate for the number of shares of Common Stock with respect to which the restrictions have lapsed will be delivered, free of any restrictions except those that may be imposed by law, the terms of the Plan or the terms of a Restricted Award, to the Participant or the Participant’s beneficiary or estate, as the case may be, unless such Restricted Award is subject to a deferral condition that complies with Section 409A of the Code and the regulations thereunder as may be allowed or required by the Administrator in its sole discretion.  The Company will not be required to deliver any fractional share of Common Stock but shall pay, in lieu thereof, the Fair Market Value of such fractional share in cash to the Participant or the Participant’s beneficiary or estate, as the case may be.  With respect only to Restricted Stock Units, unless otherwise subject to a deferral condition that complies with Section 409A of the Code, the Common Stock certificate will be issued and delivered and the Participant will be entitled to the beneficial ownership rights of such Common Stock not later than (i) the later of (A) the date that is 2½ months after the end of the Participant’s taxable year for which the Restricted Period ends and the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture, or (B) the date that is 2½ months after the end of the Company’s taxable year for which the Restricted Period ends and the Restricted Stock Unit is no longer subject to a substantial risk of forfeiture; or (ii) such earlier date as may be necessary to avoid application of Section 409A of the Code to such Award.

7.2          Performance Awards.

(a)           Nature of Performance Awards.  A Performance Award is an Award entitling the recipient to vest in or acquire shares of Common Stock or hypothetical Common Stock units having a value equal to the Fair Market Value of an identical number of shares of Common Stock that will be settled in the form of shares of Common Stock upon the attainment of specified performance goals.  The Administrator may make Performance Awards independent of or in connection with the granting of any other Award under the Plan.  Performance Awards may be granted under the Plan to any Participant, including those who qualify for awards under other performance plans of the Company.  The Administrator in its sole discretion shall determine whether and to whom Performance Awards will be made, the performance goals applicable under each Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded shares; provided, however, that the Administrator may rely on the performance goals and other standards applicable to other performance plans of the Company in setting the standards for Performance Awards under the Plan.

(b)           Performance Goals.  Performance goals will be based on a pre-established objective formula or standard that specifies the manner of determining the number of shares of Common Stock under the Performance Award that will be granted or will vest if the performance goal is attained.  The Administrator shall determine the performance goals before the time that 25% of the service period has elapsed, but not later than 90 days after the commencement of the service period to which the performance goal relates.  Performance goals may be based on one or more business criteria that apply to a Participant, a business unit or the Company and its Affiliates.  Such business criteria include the following:  revenue; sales; earnings before all or any of interest expense, taxes, depreciation and/or amortization (“EBIT,” “EBITA,” or “EBITDA”); operating income; operating income per share; pre-tax or after-tax income; net cash provided by operating activities; cash available for distribution; cash available for distribution per share; working capital and components thereof; sales (net or gross) measured by product line, territory, customer or customers, or other category; return on equity or average stockholders’ equity; return on assets; return on capital; enterprise value or economic value added; share price performance; improvements in the Company’s attainment of expense levels; implementing or completion of critical projects; improvement in cash-flow (before or after tax) ;

net earnings; earnings per share; earnings from continuing operations; net worth; credit rating; levels of expense, cost or liability by category, operating unit or any other delineation; or any increase or decrease of one or more of the foregoing over a specified period; or the occurrence of a Change in Control.  A performance goal may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures.  More than one performance goal may be incorporated in a performance objective, in which case achievement with respect to each performance goal may be assessed individually or in combination with each other.  The Administrator may, in connection with the establishment of performance goals for a performance period, establish a matrix setting forth the relationship between performance on two or more performance goals and the amount of the Performance Award payable for that performance period.  The level or levels of performance specified with respect to a performance goal may be established in absolute terms, as objectives relative to performance in prior periods, as an objective compared to the performance of one or more comparable companies or an index covering multiple companies, or otherwise as the Administrator may determine.  Performance goals will be objective and, if the Company is required to be registered under Section 12 of the Exchange Act, will otherwise meet the requirements of Section 162(m) of the Code.  Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.  A Performance Award to a Participant who is a Covered Employee will (unless the Administrator determines otherwise) provide that in the event of the Participant’s termination of Continuous Service prior to the end of the performance period for any reason, such Award will be payable only (i) if the applicable performance objectives are achieved and (ii) to the extent, if any, the Administrator shall determine.  Such objective performance goals are not required to be based on increases in a specific business criterion, but may be based on maintaining the status quo or limiting economic losses.  With respect to Participants who are not Covered Employees, performance goals may also include such objective or subjective performance goals as the Administrator may, from time to time, establish.

(c)           Restrictions on Transfer.  Performance Awards and all rights with respect to such Performance Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

(d)           Satisfaction of Performance Goals.  A Participant will be entitled to receive a stock certificate evidencing the acquisition of shares of Common Stock under a Performance Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Award (or in a performance plan adopted by the Administrator), including, without limitation, the Participant’s satisfaction of applicable tax withholding obligations attributable to the Award.  With respect only to a Performance Award that is denominated in hypothetical Common Stock units, the Common Stock certificate will be issued and delivered and the Participant will be entitled to the beneficial ownership rights of such Common Stock not later than (i) the later of (A) the date that is 2½ months after the end of the Participant’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Performance Award is no longer subject to a substantial risk of forfeiture, or (B) the date that is 2½ months after the end of the Company’s taxable year for which the Administrator certifies that the Performance Award conditions have been satisfied and the Performance Award is no longer subject to a substantial risk of forfeiture; or (ii) such other date as may be necessary to avoid application of Section 409A of the Code to such Award.

(e)           Termination.  Except as may otherwise be provided by the Administrator at any time, a Participant’s rights in all Performance Awards will automatically terminate upon the Participant’s termination of employment (or business relationship) with the Company and its Affiliates for any reason.

(f)            Acceleration, Waiver, Etc.  Before the first date on which any class of the Company’s common equity securities is required to be registered under Section 12 of the Exchange Act or after such date with respect to Participants who are not Covered Employees, at any time before the Participant’s termination of Continuous Service by the Company and its Affiliates, the Administrator may in its sole discretion accelerate, waive or, subject to Section 12 hereof, amend any or all of the goals, restrictions or conditions imposed under any Performance Award.  The Administrator in its discretion may provide for an acceleration of vesting in the terms of any Performance Award at any time, including in the event a Change in Control occurs.  Notwithstanding the foregoing, with respect to a Covered Employee, after the first date on which any class of the Company’s common equity securities is required to be registered under Section 12 of the Exchange Act, no amendment or waiver of the performance goal will be permitted, and no acceleration of payment (other than in the form of Common Stock) will be permitted unless the performance goal has been attained and the Award is discounted to reasonably reflect the time value of money attributable to such acceleration.

(g)           Certification.  Following the completion of each performance period, the Administrator shall certify in writing, in accordance with the requirements of Section 162(m) of the Code, whether the performance objectives and other material terms of a Performance Award have been achieved or met.  Unless the Administrator determines otherwise, Performance Awards will not be settled until the Administrator has made the certification specified under this Section 7.2(g).

7.3          Stock Appreciation Rights.

(a)           General.  Stock Appreciation Rights may be granted either alone (“Free Standing SARs”) or, provided the requirements of Section 7.3(b) are satisfied, in tandem with all or part of any Option granted under the Plan (“Tandem SARs”).  In the case of a Non-statutory Stock Option, Tandem SARs may be granted either at or after the time of the grant of such Option.  In the case of an Incentive Stock Option, Tandem SARs may be granted only at the time of the grant of the Incentive Stock Option.

(b)           Grant Requirements.  A Stock Appreciation Right may only be granted if it does not provide for the deferral of compensation within the meaning of Section 409A of the Code.  A Stock Appreciation Right does not provide for a deferral of compensation if: (i) the Strike Price may never be less than the Fair Market Value per share of Common Stock on the Date of Grant, (ii) the compensation payable under the Stock Appreciation Right can never be greater than the difference between the Strike Price and the Fair Market Value per share of Common Stock on the date the Stock Appreciation Right is exercised, (iii) the number of shares of Common Stock subject to the Stock Appreciation Right is fixed on the Date of Grant of the Stock Appreciation Right, and (iv) the Stock Appreciation Right does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the right.

(c)                                  Exercise and Payment.  Upon delivery to the Administrator of a written request to exercise a Stock Appreciation Right, the holder of such Stock Appreciation Right will be entitled to receive from the Company, an amount equal to the product of (i) the excess of the Fair Market Value, on the date of exercise, of one share of Common Stock over the Strike Price per share specified in such Stock Appreciation Right or its related Option; multiplied by (ii) the number of shares for which such Stock Appreciation Right is exercised.  Payment with respect to the exercise of a Stock Appreciation Right will be paid on the date of exercise and made in shares of Common Stock valued at Fair Market Value on the date of exercise.  Payment may be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Administrator in its sole discretion), cash, or a combination thereof, as determined by the Administrator in its sole discretion.

(d)                                 Strike Price.  The Administrator shall determine the Strike Price of a Free Standing SAR, which may not be less than 100% of the Fair Market Value per share of Common Stock on the Date of Grant of such Stock Appreciation Right.  The Strike Price of a Tandem SAR granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto will be the Exercise Price of the related Option.  A Tandem SAR will be transferable only upon the same terms and conditions as the related Option, and will be exercisable only to the same extent as the related Option; provided, however, that a Tandem SAR, by its terms, will be exercisable only when the Fair Market Value per share of Common Stock subject to the Tandem SAR and related Option exceeds the Strike Price per share thereof.

(e)                                  Reduction in the Underlying Option Shares.  Upon any exercise of a Stock Appreciation Right, the number of shares of Common Stock for which any related Option will be exercisable will be reduced by the number of shares for which the Stock Appreciation Right has been exercised.  The number of shares of Common Stock for which a Tandem SAR is exercisable will be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

(f)                                    Written Request.  Unless otherwise determined by the Administrator in its sole discretion, Stock Appreciation Rights will be settled in the form of Common Stock.  If permitted in the Award Agreement, a Participant may request that any exercise of a Stock Appreciation Right be settled for cash, but a Participant will not have any right to demand a cash settlement.  A request for a cash settlement may be made only by a written request filed with the Corporate Secretary of the Company during the period beginning on the third business day following the date of release for publication by the Company of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date.  Within 30 days of the receipt by the Company of a written request to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise such Stock Appreciation Right for cash, the Administrator shall, in its sole discretion, either consent to or disapprove, in whole or in part, such written request.  A written request to receive cash in full or partial settlement of a Stock

Appreciation Right or to exercise a Stock Appreciation Right for cash may provide that, in the event the Administrator disapproves such written request, such written request will be deemed to be an exercise of such Stock Appreciation Right for shares of Common Stock.

(g)                                 Disapproval by Administrator.  If the Administrator disapproves in whole or in part any request by a Participant to receive cash in full or partial settlement of a Stock Appreciation Right or to exercise such Stock Appreciation Right for cash, such disapproval will not affect such Participant’s right to exercise such Stock Appreciation Right at a later date, to the extent that such Stock Appreciation Right will be otherwise exercisable, or to request a cash form of payment at a later date, provided that a request to receive cash upon such later exercise will be subject to the approval of the Administrator.  Additionally, such disapproval will not affect such Participant’s right to exercise any related Option.

(h)                                 Restrictions on Transfer.  Stock Appreciation Rights and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

8                                         Covenants of the Company.

8.1                               Availability of Shares.  During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

8.2                               Securities Law Compliance.  Each Award Agreement will provide that no shares of Common Stock may be purchased or sold thereunder unless and until any then applicable requirements of state, federal or applicable foreign laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.  The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award.  If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

9                                         Use of Proceeds from Stock.

Proceeds from the sale of Common Stock pursuant to Awards will constitute general funds of the Company.

10                                  Miscellaneous.

10.1                        Stockholder Rights.  Except as provided in Section 11.1 hereof or as otherwise provided in an Award Agreement, no Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until the Participant has satisfied all requirements for exercise, payment, or delivery of the Award, as applicable, pursuant to its terms, and no adjustment will be made for dividends

(ordinary or extraordinary, whether in cash, securities, or other property) or distributions of other rights for which the record date is prior to the date of issue of a Common Stock certificate.

10.2                        No Employment or Other Service Rights.  Nothing in the Plan or any instrument executed or Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and for or without Misconduct, (b) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (c) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.3                        Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (a) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (b) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock.  The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (i) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws.  The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

10.4                        Withholding Obligations.  To the extent provided by the terms of an Award Agreement and subject to the discretion of the Administrator, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means:  (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; (c) delivering to the Company previously owned and unencumbered shares of Common Stock or (d) by execution of a recourse promissory note by a Participant.  Notwithstanding the foregoing, during any period for which the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act, or has a registration statement pending under the Securities Act, payment of the tax withholding with a promissory note or other transaction by a Participant that involves or may involve a Prohibited Personal Loan is prohibited with respect to any Award.  Unless otherwise provided in the terms of an Option Agreement, payment of the tax withholding by a Participant who is an Officer, Director, or other Insider by delivering previously owned and unencumbered shares of Common Stock or in the form of share withholding is subject to pre-approval by the Administrator, in its sole discretion.  The Administrator shall document any such pre-approval in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Award involved in the transaction.

10.5                        Right of Repurchase.  Each Award Agreement may provide that, following a termination of the Participant’s Continuous Service, the Company may repurchase the Participant’s unvested Common Stock acquired under the Plan as provided in this Section (the “Right of Repurchase”).  The Right of Repurchase for unvested Common Stock will be exercisable at a price equal to the lesser of the purchase price at which such Common Stock was acquired under the Plan or the Fair Market Value of such Common Stock (if an Award is granted solely in consideration of past services without payment of any additional consideration, the unvested Common Stock will be forfeited without any repurchase).  The Award Agreement may specify the period following a termination of the Participant’s Continuous Service during which the Right of Repurchase may be exercised.

10.6                        Acceleration of Exercisability and Vesting.  The Administrator has the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

11                                  Adjustments upon Changes in Stock.

11.1                        Capitalization Adjustments.  If any change is made in the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), then the Administrator shall proportionately adjust (a) the aggregate number of shares of Common Stock or class of shares that may be purchased pursuant to Awards granted hereunder; (b) the aggregate number of shares of Common Stock or class of shares that may be purchased pursuant to Incentive Stock Options granted hereunder; (c) the number and/or class of shares of Common Stock covered by outstanding Options and Awards; (d) the maximum number of shares of Common Stock with respect to which Options may be granted to any single Optionholder during any calendar year; and (e) the Exercise Price of any Option in effect prior to such change to reflect any increase or decrease in the number of issued shares of Common Stock or change in the Fair Market Value of such Common Stock resulting from such transaction; provided, however, that any fractional shares resulting from the adjustment may be eliminated by a cash payment.  The Administrator shall make such adjustments in a manner that will provide an appropriate adjustment that neither increases nor decreases the value of such Award as in effect immediately prior to such corporate change, and its determination will be final, binding and conclusive.  The conversion of any securities of the Company that are by their terms convertible will not be treated as a transaction “without receipt of consideration” by the Company.

11.2                        Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then, subject to Section 11.3, all outstanding Awards will terminate immediately prior to such event.

11.3                        Change in Control – Asset Sale, Merger, Consolidation or Reverse Merger.  In the event of a Change in Control, a dissolution or liquidation of the Company, an exchange of shares, or any corporate separation or division, including, but not limited to, a split-up, a split-off or a spin-off, or a sale, in one or a series of related transactions, of all or substantially all of the assets of the Company; a merger or consolidation in which the Company is not the Surviving Entity; or a reverse merger in which the Company is the Surviving Entity, but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then the Company, to the extent permitted by applicable law, but otherwise in the sole discretion of the Administrator may provide for: (a) the continuation of outstanding Awards by the Company (if the Company is the Surviving Entity); (b) the assumption of the Plan and such outstanding Awards by the Surviving Entity or its parent; (c) the substitution by the Surviving Entity or its parent of Awards with substantially the same terms (including an award to acquire the same consideration paid to the stockholders in the transaction described in this Section) for such outstanding Awards and, if appropriate, subject to the equitable adjustment provisions of Section 11.1 hereof; (d) the cancellation of such outstanding Awards in consideration for a payment (in the form of stock or cash) equal in value to the Fair Market Value of vested Awards, or in the case of an Option, the difference between the Fair Market Value and the Exercise Price for all shares of Common Stock subject to exercise (i.e., to the extent vested) under any outstanding Option; or (e) the cancellation of such outstanding Awards without payment of any consideration.  If such Awards would be canceled without consideration for vested Awards, the Participant will have the right, exercisable during the later of the 10-day period ending on the fifth day prior to such merger or consolidation or 10 days after the Administrator provides the Award holder a notice of cancellation, to exercise such Awards in whole or in part without regard to any installment exercise provisions in the Option Agreement.

12                                  Amendment of the Plan and Awards.

12.1                        Amendment of Plan.  The Board at any time, and from time to time, may amend or terminate the Plan.  However, except as provided in Section 11.1 relating to adjustments upon changes in Common Stock, no amendment will be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any applicable law or any securities exchange listing requirements.  At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

12.2                        Stockholder Approval.  The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

12.3                        Contemplated Amendments.  It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and to bring the Plan and Awards granted hereunder into compliance therewith.  Notwithstanding the foregoing, neither the Board nor the Company nor any Affiliate will have any liability to any Participant or any other Person as to (a) any tax consequences expected, but not realized, by a Participant or any other person due to the receipt, exercise, or settlement of any Award granted hereunder; or (b) the failure of any Award to comply with Section 409A of the Code.

12.4                        No Impairment of Rights.  No amendment of the Plan may impair rights under any Award granted before such amendment unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.  For the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value and the Exercise Price, is not an impairment of the Participant’s rights that requires consent of the Participant.

12.5                        Amendment of Awards.  The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Administrator may not effect any amendment that would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.  For the avoidance of doubt, the cancellation of a vested Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Common Stock underlying the Option and the aggregate Exercise Price, will not be an impairment of the Participant’s rights that requires consent of the Participant; provided further, that without stockholder approval, except as otherwise permitted under Section 11 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR, another Award or cash; and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted.

13                                  General Provisions.

13.1                        Other Compensation Arrangements.  Nothing contained in the Plan will prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.2                        Recapitalizations.  Each Award Agreement will contain provisions required to reflect the provisions of Section 11.1.

13.3                        Delivery.  Upon exercise of a right granted pursuant to an Award under the Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period thereafter.  Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of the Plan, 30 days will be considered a reasonable period.

13.4                        Other Provisions.  The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the Plan, including, without limitation, restrictions upon the exercise of the Awards, as the Administrator may deem advisable.

13.5                        Cancellation and Rescission of Awards for Detrimental Activity.

(a)                                  Upon exercise, payment, or delivery pursuant to an Award, the Administrator may require a Participant to certify in a manner acceptable to the Company that the Participant has not engaged in any Detrimental Activity.

(b)                                 Unless the Award Agreement specifies otherwise, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant engages in any Detrimental Activity.

(c)                                  In the event a Participant engages in Detrimental Activity after any exercise, payment or delivery pursuant to an Award, during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such exercise, payment or delivery may be rescinded within one year thereafter.  In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by the Company.  The Company will be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company.

14                                  Market Stand-Off.

Each Option Agreement and Award Agreement will provide that, in connection with any underwritten public offering by the Company of its equity securities, the Participant shall agree not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the repurchase of, transfer the economic consequences of ownership or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to any Common Stock without the prior written consent of the Company or its underwriters, for such period from and after the effective date of such registration statement as may be requested by the Company or such underwriters (the “Market Stand-Off”).  In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the shares of Common Stock acquired under the Plan until the end of the applicable stand-off period.  If there is any change in the number of outstanding shares of Common Stock by reason of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification, dissolution or liquidation of the Company, any corporate separation or division (including, but not limited to, a split-up, a split-off or a spin-off), a merger or consolidation; a reverse merger or similar transaction, then any new, substituted or additional securities that are by reason of such transaction distributed with respect to any shares of Common Stock subject to the Market Stand-Off, or into which such shares of Common Stock thereby become convertible, will immediately be subject to the Market Stand-Off.

15                                  Effective Date of Plan.

The Plan is effective as of April 7, 2009, the date on which the Board adopted the Plan (the “Effective Date”).  No Award granted on or after the Effective Date may be exercised (or, in the case of a stock Award, may be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted by the Board.

16                                  Termination or Suspension of the Plan.

The Plan will terminate automatically on the day before the 10th anniversary of the Effective Date.  No Award may be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date.  The Board may suspend or terminate the Plan at any earlier date pursuant to Section 12.1 hereof.  No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

17                                  Choice of Law.

The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

18                                  Limitation on Liability.

The Company and any Affiliate that is in existence or that hereinafter comes into existence will have no liability to any Participant or any other person as to (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by counsel to the Company necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequences expected, but not realized, by a Participant or any other person due to the receipt, exercise, or settlement of any Award granted hereunder; (c) the failure of any Award that is determined to constitute “nonqualified deferred compensation” to comply with Section 409A of the Code and the regulations thereunder.

19                                  Execution.

To record the adoption of the Plan by the Board, the Company has caused its authorized officer to execute the Plan as of the date specified below.

Signature page follows

IN WITNESS WHEREOF, upon authorization of the Board, the undersigned has executed the Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan, effective as of the Effective Date, on the date opposite his or her signature.

TRUE RELIGION APPAREL, INC.

Dated: May 18, 2009	By:	/s/ Peter F. Collins
	Name:	Peter F. Collins
	Its:	Chief Financial Officer

Signature Page to Amended and Restated True Religion Apparel, Inc. 2009 Equity Incentive Plan